NEWS RELEASE

Contact: Dollar Financial Corp
Financial Dynamics
Mark McCall/Julie Prozeller (212) 850-5600
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES RECORD FISCAL 2006 RESULTS AND ISSUES FISCAL 2007 GUIDANCE;

ROBUST REVENUE AND EARNINGS GROWTH PROJECTED TO CONTINUE IN FISCAL 2007

BERWYN, Pennsylvania, September 6, 2006 – Dollar Financial Corp (NASDAQ:DLLR - News), a leading international financial services company serving under-banked customers, today announced results for the fiscal fourth quarter and year ended June 30, 2006.

Fiscal fourth quarter highlights (comparisons are to the quarter ending June 30, 2005):

▪	Consolidated total revenue was $86.9 million, an increase of 13.5% or $10.4 million.
▪	Revenue from the Company’s international operations increased by 29.1% or $13.5 million.
▪	Total Company comparable store sales increased by 12.5%.
▪	Comparable store sales for the international business increased by 21.8%.
▪

Income before income taxes was $11.0 million for the current quarter, compared to $9.0 million for the prior year, an increase of 21.9%. Income before income taxes for the current quarter includes approximately $600,000 of one-time costs related to the closure of ten We The People Stores.

▪	Adjusted EBITDA was $22.8 million, an increase of 19.8%

International check cashing revenue increased by 17.6% or $3.8 million, principally due to the Canadian business segment, which grew by 26.1% or $3.0 million. The growth in the Canadian check cashing business was bolstered by the continued development of the natural resources industry in the Western Canadian provinces of British Columbia and Alberta. On a consolidated basis, the face amount of the average check cashed increased 8.5% to $461 compared to $425 for the prior year, and the average fee per check cashed increased by 10.0% to $17.44.

For the quarter ended June 30, 2006, net consumer lending revenue for the Company’s international operations increased by 40.3% or $7.0 million compared to the prior year. However, net consumer lending revenue in the U.S. market decreased by $2.7 million, due primarily to the decision in June, 2005 to transition the single payment loan product portfolio from a bank agency model to a company funded loan model, as well as the decision to exit the direct-to-customer consumer loan business. However, since completing this transition in the first quarter of the fiscal year ended June 30, 2006, the U.S. consumer lending portfolio and related consumer lending revenue has continued to grow each quarter at a steady pace.

Total company funded loan originations were $257.3 million for the quarter ended June 30, 2006, representing an increase of 39.7% or $73.1 million compared to the prior year. Approximately half of the increase was due to the Company transitioning the majority of its domestic single payment loan portfolio from a bank agency model to a company funded loan model, which resulted in an increase of $34.6 million of U.S. company funded loan originations. Loan originations in Canada increased by 29.7% or $34.3 million, while loan originations in the U.K. increased by 8.8% or $4.2 million.

For the fourth quarter ended June 30, 2006, the consolidated loan loss provision decreased, as a percentage of gross consumer lending revenue, to 17.1% compared to 17.7% for the prior year. The loan loss provision associated with the international business increased marginally from 12.5% to 12.9%, due principally to the Company’s effort to increase credit availability to targeted Canadian customers. The loan loss provision associated with the Company’s U.S. business was 24.4%, compared with 23.1% for the prior year, reflecting the impact of a $7.9 million increase in loans outstanding for the CustomCash™ installment loan product. Consistent with the Company’s expectations, the CustomCash™ product has a lower yield, and therefore higher loan loss rates expressed as a percentage of gross revenue, as compared to the single-payment loan product.

Total other revenue increased by 22.6% or $1.7 million for the fourth quarter ended June 30, 2006 compared to the prior year, due in part to very strong MasterCard® sales, and franchise royalty revenue associated with the Company’s Canadian business unit.

Consolidated comparable store sales increased 12.5% or $9.0 million for the quarter, and on a constant currency basis increased by 8.5% or $6.3 million. On a local currency basis, the Company’s Canadian operations achieved comparable store sales growth of 15.8%, U.K. comparable store sales increased by 12.4%, while U.S. comparable store sales decreased by 5.6%. As in prior quarters’ results this year, the decrease in U.S. comparable store sales was due to lower net consumer lending fees resulting from the transition of the majority of the U.S. single payment loan portfolio to the company funded loan model.

The Company realized a store and regional margin of $31.0 million or 35.6% of total revenue for the fourth quarter ended June 30, 2006, as compared to $28.1 million or 36.7% of total revenue for the prior year period. Store and regional margin was negatively impacted in the current quarter by the We The People operations, as well as an increased accrual for VAT (value added taxes) related to corporate management fees and costs charged to the U.K. business unit. Additionally, the fourth quarter store and regional margin was negatively impacted by the costs and initial store operating losses associated with the opening of 13 new financial services stores in the quarter.

Income before income taxes for the three months ended June 30, 2006 was $11.0 million, representing an increase of $2.0 million over the prior year. Net income was $1.9 million for the quarter and fully diluted earnings per share, the calculation of which includes the 5,000,000 additional shares related to the June, 2006 follow-on common stock offering, was $0.10 as compared to $0.17 (computed on the lesser number of shares outstanding) for the previous year. Excluding approximately $600,000 of one-time costs related to the closure of ten We The People stores and assuming a 37% pro forma effective income tax rate, pro forma net income would be $7.3 million for the current quarter, an increase of 28.9% as compared to the prior year’s quarter of $5.7 million, resulting in pro forma fully diluted earnings per share of $0.38 for the fourth quarter.

For the 2006 fiscal fourth quarter, the Company’s income tax provision was $9.1 million, reflecting an effective income tax rate of 82.4%. The Company’s income tax provision continues to include a valuation allowance against the deferred tax benefit of the Company’s U.S. income tax operating loss for the period, which represents approximately 45.4% of income before income taxes. The valuation allowance is recorded pursuant to U.S. generally accepted accounting principles, and will continue until such time as the Company can demonstrate that the benefit from such U.S. income tax operating losses can be realized. If the Company was able to demonstrate that the benefit from the U.S. income tax operating loss for the quarter could be realized, and thereby could recognize the benefit thereof under U.S. generally accepted accounting principles, the pro forma effective income tax rate for the quarter would have been approximately 37.0%.

The Company continued to expand its financial services store network in the fourth quarter, opening a total of 13 new company-owned stores, of which nine were in the Canadian market, three were in the U.K. and one was in the U.S. market. The Company also acquired seven financial services stores in the U.K., six of which were acquired from a franchisee, which contributed to a net reduction of 15 franchise locations in the U.K. market for the quarter. Six new We The People franchise stores opened for business in the fourth quarter, although there were 16 We The People franchise store closures. Furthermore, nine underperforming and poorly sited company operated stores (predominately in New York City), that were associated with the repurchase earlier in the year of several large blocks of territory that had been sold by the previous owners of We The People, were closed in the fourth quarter with one additional closure in July 2006.

Highlights for the Fiscal Year Ended June 30, 2006

Total revenue for the fiscal year ended June 30, 2006 was $328.5 million, representing an increase of 12.7% or $36.9 million as compared to $291.6 million for the prior year. Global check cashing revenue increased by 10.7% or $13.7 million driven by a 14.8% or $12.1 million increase in the international business with the U.S. check cashing business growing by 3.4% or $1.6 million. Net consumer lending revenue increased by 7.0% or $8.6 million as a result of a 36.9% growth in the international businesses. Store and regional margin increased by 9.2% or $9.8 million for the fiscal year.

Corporate costs increased by $3.3 million for fiscal 2006, largely attributable to additional legal fees, litigation settlement costs, Sarbanes-Oxley compliance and other public company costs; however, as a percentage of revenue, corporate costs decreased to 12.7% compared to 13.1% for the prior year.

Income before income taxes for fiscal 2006, which includes a one-time charge of $5.8 million related to a provision for the settlement of several California class action lawsuit and approximately $700,000 of costs related to the closure of 18 We The People stores, was $34.5 million representing an increase of 75.7% or $14.8 million compared to the prior year, which included $10.7 million in charges associated with the Company’s January 2005 IPO and the related long-term debt extinguishment. On a pro forma basis, excluding the one-time charges, income before income taxes would be $41.0 million for the fiscal year ended June 30, 2006, an increase of 34.9% as compared to $30.4 million for the prior year. Pro forma net income for the fiscal year ended June 30, 2006 was $25.8 million, an increase of 34.9% compared to $19.1 million for the prior year. Pro forma fully diluted earnings per share was $1.38 for the fiscal year ended June 30, 2006.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer stated, “The Company achieved another year of record results, driven by strong growth from our international businesses as well as solid growth from our U.S. CustomCash™ installment loan product. In fiscal 2006, we continued to position the Company for sustained long-term growth. This included the opening of 34 new financial services stores and the acquisition of another 19 stores across all geographic markets. We also introduced several successful products during the year, launching our CustomCash™ installment loan product in the U.S. and our prepaid MasterCard® products in the Canadian and U.K. markets. Additionally, the follow-on common stock offering completed in the fiscal fourth quarter, and the subsequent elimination of $70.0 million of U.S. Senior Notes in July, 2006, are significant steps towards our strategic objective to strengthen our balance sheet and reduce our global effective income tax rate. In summary, I am very pleased with our performance for the year as we continued to successfully execute on our strategy of being the most diversified company in our sector, both in terms of products and geographies.”

Fiscal 2007 Earnings Guidance

For Fiscal 2007, the Company is projecting revenue of between $360.0 and $365.0 million and adjusted EBITDA of between $94.0 and $96.0 million. Excluding the impact of an estimated $8.0 million of one-time costs associated with the retirement of $70.0 million of U.S. Senior Notes in July, 2006 (which was funded by proceeds from the June, 2006 follow-on common stock offering), income before income taxes is projected to be between $57.5 and $59.5 million for fiscal 2007. Considering a pro forma effective income tax rate of 37% and an expected average of 24.1 million fully diluted shares outstanding for the year, pro forma earnings per share is projected to be between $1.50 and $1.56 for fiscal 2007.

Investors Conference Call

Dollar Financial Corp will be holding an investor’s conference call on Wednesday, September 6, 2006 at 5:00 pm ET to discuss the Company’s results for the 2006 fiscal fourth quarter and year end. Investors can participate in the conference by dialing 888-868-9079 (U.S. and Canada) or 973-935-8510 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on September 6, 2006 through September 13, 2006. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode 7710718.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp

Dollar Financial Corp is a leading international financial services company serving under-banked consumers. Its customers are typically working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At June 30, 2006, the Company’s global store network consisted of 1,250 stores, including 752 company-operated financial services stores and 145 We The People legal document preparation locations in 34 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of new stores and acquisitions, and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the new installment loan products and other new products on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, or that ongoing and potential future litigation or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s follow-on public offering filed with the SEC on June 16, 2006 and its annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2005	2006

Assets:
Cash and cash equivalents	$ 92,504	$ 120,221
Restricted cash	-	80,750
Loans receivable:
Loans receivable	40,226	58,997
Less: Allowance for loan losses	(2,747)	(5,365)

Loans receivable, net	37,479	53,632
Other consumer lending receivables	9,163	7,545
Prepaid expenses and other receivables	12,310	18,846
Deferred tax asset, net	71	185
Property and equipment, net	35,611	40,625
Goodwill and other intangibles, net	186,190	218,566
Debt issuance costs, net	10,558	9,437
Other assets	3,970	2,018

Total Assets	$ 387,856	$ 551,825

Liabilities:
Accounts payable	$ 19,256	$ 23,438
Foreign income taxes payable	4,648	10,963
Accrued expenses and other liabilities	26,909	36,583
Accrued interest payable	3,291	3,312
Deferred tax liability	2,352	4,539
Revolving credit facilities	-	39,000
9.75% Senior Notes due 2011	271,764	271,487
Other long-term debt	-	550

Total Liabilities	328,220	389,872

Shareholders' equity:
Common stock	18	23
Additional paid-in capital	160,997	242,594
Accumulated deficit	(121,885)	(114,920)
Accumulated other comprehensive income	20,506	34,256

Total shareholders' equity	59,636	161,953

Total Liabilities and Shareholders' Equity	$ 387,856	$ 551,825

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2005	2006	2005	2006

Revenues:
Check cashing	$ 32,945	$ 36,611	$ 128,748	$ 142,470
Consumer lending:
Fees from consumer lending	39,034	43,913	153,004	162,588
Provision for loan losses and adjustment
to servicing revenue	(6,908)	(7,494)	(29,425)	(30,367)

Consumer lending, net	32,126	36,419	123,579	132,221
Money transfer fees	3,856	4,525	14,771	17,205
Other	7,647	9,375	24,468	36,625
Total revenues	76,574	86,930	291,566	328,521

Store and regional expenses:
Salaries and benefits	24,864	28,533	91,982	106,823
Occupancy	6,059	7,530	22,899	27,914
Depreciation	1,874	2,324	7,226	7,834
Returned checks, net and cash shortages	2,616	2,799	10,571	11,883
Telephone and telecommunication	1,394	1,529	5,998	5,800
Advertising	1,352	1,432	8,461	8,197
Bank charges and armored carrier services	2,037	2,230	7,621	8,844
Other	8,280	9,600	29,720	34,300

Total store and regional expenses	48,476	55,977	184,478	211,595

Store and regional margin	28,098	30,953	107,088	116,926

Corporate and other expenses:
Corporate expenses	11,379	10,624	38,276	41,579
Management fees and other	162	788	932	1,506
Incentive stock option expense	-	125	-	205
Other depreciation and amortization	894	966	3,776	3,655
Interest expense, net	6,642	7,457	33,878	29,702
Litigation settlement costs	-	-	-	5,800
Loss on extinguishment of debt	-	-	8,097	-
Management agreement termination costs	-	-	2,500	-

Income before income taxes	9,021	10,993	19,629	34,479
Income tax provision	5,941	9,054	19,986	27,514

Net Income	$ 3,080	$ 1,939	$ (357)	$ 6,965

Net Income per share
Basic	$ 0.17	$ 0.10	$ (0.03)	$ 0.38
Diluted	$ 0.17	$ 0.10	$ (0.03)	$ 0.37

Weighted average shares outstanding
Basic	18,074,089	18,809,934	13,945,883	18,280,131
Diluted	18,274,721	19,496,744	13,945,883	18,722,753

Dollar Financial Corp.
Pro forma Income before Income Taxes
(Excluding One-time Charges)
(In thousands except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2005	2006	2005	2006

Income before income taxes – as reported	$ 9,021	$ 10,993	$ 19,629	$ 34,479

One-time Charges:
Costs attributable to January, 2005 IPO
and related debt extinguishment	-	-	10,738	-
Provision for pending settlement of
California litigation actions	-	-	-	5,800
We The People store closing costs	-	635	-	694

Pro forma income before income taxes	9,021	11,628	30,367	40,973
Pro forma income taxes (37% effective tax rate)	3,338	4,302	11,236	15,160

Pro forma net income	5,683	7,326	19,131	25,813

Weighted average fully diluted shares outstanding	18,274,721	19,496,744	14,391,886	18,722,753

Actual fully diluted earnings per share	$ 0.17	$ 0.10	$ (0.03)	$ 0.37

Pro forma fully diluted earnings per share	$ 0.31	$ 0.38	$ 1.33	$ 1.38

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization, charges related to incentive stock options and restricted shares, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that Adjusted EBITDA amounts should be considered by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,

	2005	2006	2005	2006

Income before income taxes	$ 9,021	$ 10,993	$ 19,629	$ 34,479
Add:
Depreciation and amortization	2,768	3,290	11,002	11,489
Interest expense	6,642	7,457	33,878	29,702
Management fees and other	-	-	636	-
Foreign currency (gain) loss	403	112	1,265	733
Loss on extinguishment of debt	-	-	8,097	-
Termination of management
services agreement	-	-	2,500	-
Reserve for litigation settlement	-	-	-	5,800
Incentive stock option expense	-	125	-	205
Loss on store closings & other	162	788	295	1,506

Adjusted EBITDA	$ 18,996	$ 22,765	$ 77,302	$ 83,914

Dollar Financial Corp.
Unaudited Store Data

Three Months Ended	Twelve Months Ended
June 30,	June 30,
2005	2006	2005	2006

Beginning Company-Operated Stores
U.S.	337	341	319	347
Canada	212	233	194	214
U.K.	151	162	125	152
WTP	0	22	0	3

Total Beginning Stores	700	758	638	716

De novo Store Builds
U.S.	8	1	12	4
Canada	2	9	20	18
U.K.	2	3	10	12
WTP	0	0	0	0

Total	12	13	42	34

Acquired Stores
U.S.	5	0	29	0
Canada	0	0	0	11
U.K.	0	7	19	8
WTP	3	0	3	28

Total	8	7	51	47

Closed Stores
U.S.	3	4	13	13
Canada	0	0	0	1
U.K.	1	0	2	0
WTP	0	9	0	18

Total	4	13	15	32

Total Company-Operated Stores
U.S.	347	338	347	338
Canada	214	242	214	242
U.K.	152	172	152	172
WTP	3	13	3	13

Total Company-Operated Stores	716	765	716	765

Franchise Stores
U.S.	6	7	6	7
Canada	129	128	129	128
U.K.	312	218	312	218
WTP	172	132	172	132

Total	619	485	619	485

Total Store Count	1,335	1,250	1,335	1,250

Dollar Financial Corp.
Unaudited Selected Statistical Data

Three Months Ended	Twelve Months Ended
June 30,	June 30,
2005	2006	2005	2006

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$ 883	$ 969	$ 3,425	$ 3,772
Number of checks cashed (in thousands)	2,077	2,099	8,142	8,373
Face amount of average check	$ 425	$ 461	$ 421	$ 451
Average fee per check cashed	$ 15.86	$ 17.44	$ 15.81	$ 17.01
Net write-offs of returned checks (in thousands)	$ 2,296	$ 2,321	$ 8,989	$ 9,982
Net write offs as a percentage of check cashing revenue	7.0%	6.3%	7.0%	7.0%

Consumer Loan Data – Net Revenues
U.S. company funded consumer loan originations	$ 20,737	$ 55,309	$ 73,762	$ 236,025
Canadian company funded consumer loan originations	115,426	149,760	447,940	554,949
U.K. company funded consumer loan originations	47,989	52,196	185,042	204,220

Total company funded consumer loan originations	$ 184,152	$ 257,265	$ 706,744	$ 995,194

Consumer Loan Data – Net Revenues
U.S. servicing revenues, net	$ 15,811	$ 6,818	$ 66,984	$ 22,673
U.S. company funded consumer loan revenues	3,345	9,071	11,511	37,814
Canadian company funded loan revenues	13,082	19,613	48,680	69,999
U.K. company funded consumer loan revenues	6,797	8,410	25,829	32,102
Provision for loan losses on company funded loans	(6,908)	(7,494)	(29,425)	(30,367)

Total consumer lending revenues, net	$ 32,127	$ 36,418	$ 123,579	$ 132,221

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans	$ 16,036	$ 28,413	$ 64,685	$ 106,164
Recoveries of company funded consumer loans	12,498	22,550	50,352	84,724

Net charge-offs on company funded consumer loans	$ 3,538	$ 5,863	$ 14,333	$ 21,440

Gross charge-offs of company funded consumer loans
as a percentage of total company funded consumer loan
originations	8.7%	11.0%	9.2%	10.7%
Recoveries of company funded consumer loans as a
percentage of total company funded consumer loan
originations	6.8%	8.7%	7.2%	8.5%
Net charge-offs on company funded consumer loans as
a percentage of total company funded consumer loan
originations	1.9%	2.3%	2.0%	2.2%